As filed with the Securities and Exchange Commission on January 26, 2015

Registration No. 333-200149
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON
FORM S-8 TO FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WINTRUST FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Illinois	6022	36-3873352
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

9700 W. Higgins Road, Suite 800
Rosemont, Illinois 60018
(847) 939-9000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Lisa J. Pattis
Executive Vice President, General Counsel, and Corporate Secretary
9700 W. Higgins Road, Suite 800
Rosemont, Illinois 60018
(847) 939-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Pran Jha	John Knight
Sidley Austin LLP	Boardman & Clark LLP
One South Dearborn Street	One South Pinckney Street, Suite 410
Chicago, Illinois 60603	Madison, Wisconsin 53703

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value per share (1)	16,364 shares	N/A	N/A	N/A

(1)
This Post-Effective Amendment No. 1 on Form S-8 covers 16,364 shares of common stock of Wintrust Financial Corporation (the “Registrant”), no par value per share (“Common Stock”), originally registered on the Registration Statement on Form S-4 to which this is an amendment. Such shares are issuable pursuant to the Delavan Bancshares, Inc. 2004 Executive Stock Option Plan, as amended (the “Plan”). This Registration Statement also covers such additional and indeterminate number of shares of Common Stock as may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of the outstanding shares of Common Stock.

(2)
The registration fees in respect of such shares of Common Stock were paid in connection with the original filing on November 12, 2014 of the Registrant’s Registration Statement on Form S-4 (Registration No. 333-200149). Such Registration Statement was declared effective on November 26, 2014.

EXPLANATORY NOTE

The Registrant hereby amends its Registration Statement on Form S-4 (Registration No. 333-200149), as amended by Amendment No. 1, which was declared effective on November 26, 2014, (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Post-Effective Amendment No. 1”) relating to shares of Common Stock that are issuable by the Registrant pursuant to awards granted under the Plan. The Form S-4, as amended by this Post-Effective Amendment No. 1, is referred to herein as the “Registration Statement.” On January 16, 2015, Delavan Bancshares, Inc., a Wisconsin corporation (“Delavan”) merged with and into Wintrust Merger Co., a wholly owned subsidiary of the Registrant (“Merger Co.” and such transaction, the “Merger”), with Merger Co. continuing as the survivor of the Merger and as a wholly owned subsidiary of the Registrant pursuant to the terms and conditions of an Agreement and Plan of Merger, dated as of October 13, 2014, among the Registrant, Delavan, and Merger Co. (the “Merger Agreement”).

Under the Merger Agreement, each option to purchase Delavan common stock granted under the Plan that was outstanding and unexercised immediately prior to the effective time of the Merger (the “Effective Time”, and such outstanding and unexercised common stock, an “Outstanding Delavan Option”) was converted at the Effective Time into an option to purchase Common Stock. The number of shares of Common Stock subject to each such converted stock option is equal to the product obtained by multiplying (1) the number of shares of Delavan common stock subject to the original Outstanding Delavan Option by (2) the quotient obtained by dividing the Per Share Merger Consideration by the Wintrust Common Stock Price, as defined in the Merger Agreement (such quotient, the “Option Exchange Ratio”). The exercise price per share for each such converted stock option will be equal to the quotient obtained by dividing (1) the exercise price per share of Delavan common stock under the original outstanding Delavan Option by (2) the Option Exchange Ratio. Upon exercise of each converted option, the aggregate number of shares of Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference from the Registrant’s filings with the Securities and Exchange Commission (the “Commission”) (File No. 001-35077):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on February 28, 2014;

(b)
Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2014, filed with the Commission on May 8, 2014, for the quarterly period ended June 30, 2010, filed with the Commission on August 8, 2014 and for the quarterly period ended September 30, 2014, filed with the Commission on November 7, 2014;

(c)
Current Reports on Form 8-K, filed with the Commission on January 23, 2014, May 23, 2014, June 13, 2014, July 29, 2014, October 14, 2014, October 27, 2014 and December 19, 2014 (other than with respect to information furnished under Items 2.02 and 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01);

(d)
The description of the Common Stock, which is registered under Section 12 of the Securities Exchange Act, in the Registrant’s Form 8-A filed with the Commission on January 3, 1997, including any subsequently filed amendments and reports updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).
Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain matters pertaining to the validity of the authorization and issuance of the Common Stock have been passed upon by Lisa J. Pattis, the Registrant’s Executive Vice President, General Counsel and Corporate Secretary. Ms. Pattis beneficially owns or has rights to acquire an aggregate of less than 1.0% of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.
Section 8.75 of the Illinois Business Corporation Act (the “IBCA”) provides generally and in pertinent parts that an Illinois corporation may indemnify its directors, officers, employees and agents, or anyone serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (in the case of actions by or in the right of the corporation) or against expenses, judgments, fines, and settlements (in all other cases) actually and reasonably incurred by them in connection with any action, suit, or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity. If a present or former director, officer or employee of an Illinois corporation has been successful in the defense of any such action, suit or proceeding, claim, issue or matter, such person shall be indemnified by the corporation against expenses.
Section 8.75 of the IBCA further permits an Illinois corporation to pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding if the director or officer undertakes to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. An Illinois corporation may also grant additional indemnification through its by-laws, agreements, votes of shareholders or disinterested directors, or otherwise, and may purchase and maintain insurance on behalf of any indemnifiable person against any liability asserted against such person and incurred by such person in his or her capacity as an indemnifiable person whether or not the corporation would have the power to indemnify such person against liability under the terms of Section 8.75 of the IBCA.
Article NINTH of the Registrant’s amended and restated articles of incorporation, as amended, and Article VI of the Registrant’s amended and restated by-laws provide that the Registrant shall, to the full extent permitted by law, indemnify those persons whom the Registrant may indemnify pursuant thereto, and contain provisions substantially similar to Section 8.75 of the IBCA.
The Registrant has entered into individual indemnification agreements with each of its non-employee directors and certain of its executive officers, which we refer to collectively as the indemnification agreements, which implement with more specificity the indemnification provisions provided by the Registrant’s by-laws and provide, among other things, that to the fullest extent permitted by applicable law, the Registrant will indemnify such director or officer against any and all losses, expenses and liabilities arising out of such director’s or officer’s service as a director or officer of the Registrant, as the case may be. The indemnification agreements also contain detailed provisions concerning expense advancement and reimbursement. The indemnification agreements are in addition to any other rights each non-employee director or officer may be entitled to under the Registrant’s articles of incorporation, by-laws and applicable law.
The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 7. Exemption From Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit

4.1	Delavan Bancshares, Inc. 2004 Executive Stock Option Plan*
5.1	Opinion of Lisa J. Pattis, Esq. as to the validity of the securities being issued*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of Lisa J. Pattis, Esq. (included in Exhibit 5.1)*
24.1	Power of Attorney**

*	Filed herewith.
**	Previously filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 to which this is Post-Effective Amendment No. 1 on Form S-8.

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosemont, State of Illinois, on the 26th day of January, 2015.

WINTRUST FINANCIAL CORPORATION

By:	/s/ Lisa J. Pattis
Lisa J. Pattis
Executive Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President, Chief Executive Officer and	January 26, 2015
Edward J. Wehmer	Director

*	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 26, 2015
David L. Stoehr

*	Chairman of the Board of Directors	January 26, 2015
Peter D. Crist

*	Director	January 26, 2015
Bruce K. Crowther

*	Director	January 26, 2015
Joseph F. Damico

*	Director	January 26, 2015
Bert A. Getz, Jr.

*	Director	January 26, 2015
H. Patrick Hackett, Jr.

*	Director	January 26, 2015
Scott K. Heitmann

*	Director	January 26, 2015
Charles H. James III

*	Director	January 26, 2015
Albin F. Moschner

*	Director	January 26, 2015
Thomas J. Neis

*	Director	January 26, 2015
Christopher J. Perry

*	Director	January 26, 2015
Ingrid S. Stafford

*	Director	January 26, 2015
Sheila G. Talton

*By:	/s/ Lisa J. Pattis
Lisa J. Pattis
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Delavan Bancshares, Inc. 2004 Executive Stock Option Plan*
5.1	Opinion of Lisa J. Pattis, Esq. as to the validity of the securities being issued*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of Lisa J. Pattis, Esq. (included in Exhibit 5.1)*
24.1	Power of Attorney**

*	Filed herewith.
**	Previously filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 to which this is Post-Effective Amendment No. 1 on Form S-8.